Exhibit 99.1
FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Ray Chen, VP of Investor Relations Tel: +1-650-281-8375 +86-13925279478 E-mail: raychen@cvalve.net http://www.cvalve.com	CCG Investor Relations Crocker Coulson, President Tel: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com http://www.ccgirasia.com

China Valves Technology, Inc. Effects a One-For-Two Reverse
Stock Split

KAIFENG, CHINA, July 30, 2009 – China Valves Technology, Inc. (OTC BB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today announced that on July 24, 2009, the Company amended its articles of incorporation with the State of Nevada to effect a one-for-two reverse stock split.  The reverse stock split affects all issued and outstanding shares of the Company's common stock immediately prior to the effectiveness of the reverse stock split with any fractional shares rounded up to the next highest whole share.  As a result of the reverse split, the Company has approximately 31,393,701 shares issued and outstanding.  The Company expects trading in its common stock to commence on a post-split basis on or about August 3, 2009.

“The reverse stock split is an important step in uplisting our shares to a senior stock market. We strongly believe that these actions are in the best interest of the Company and our shareholders,” said Mr. Siping Fang, Chairman and Chief Executive Officer of China Valves. “We expect to file a listing application with a senior stock market during the third quarter of 2009.”

Following the reverse split, he Company will receive a new CUSIP number, but will continue to trade under the symbol “CVVT.”  The reverse split was approved by the Board of Directors on April 24, 2009 and approved by the Company’s shareholders on June 8, 2009.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., and Tai Zhou Tai De Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.  For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to uplist its shares to a senior stock market, develop and market new products,  the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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